Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated October 12, 2007

8NC1 Callable Fixed Rate Note
Final Terms and Conditions

Issuer:	Toyota Motor Credit Corporation
Issue Type:  US MTN
Principal Amount:  $10,000,000 (may be increased prior to Issue
Date)

CUSIP:  89233PL79

Trade Date:	October 12, 2007
Issue Date:	October 19, 2007
Maturity Date:	October 19, 2015

Issue Price:	100.0%
Re-Offer Price:	100.0%
Proceeds:	100.0%

Interest Rate:	5.50%
Interest Payment
Dates:	Semi-annually on each April 19 and October 19,
commencing April 19, 2008

Issuer's Call Option:	Callable in whole at par on any Interest Payment
Date commencing on October 19, 2008,
provided that the Issuer gives 10 calendar days' notice

Underwriter:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated

Business Day:	New York
Business Day
Convention:	Following, unadjusted
Day Count
Convention:	30/360

Denomination:	$100,000 by $1,000
Form of Note:	Book-entry

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.
Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC, for more complete information about the issuer and this offering.
You may get these documents for free by searching the SEC online database (EDGAR(r)) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling 1-866-500-5408.

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